Exhibit 99

RPC, Inc. Reports Fourth Quarter 2016 Financial Results

ATLANTA, January 25, 2017 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the fourth quarter and year ended December 31, 2016. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended December 31, 2016, revenues decreased 17.6 percent to $221.0 million compared to $268.1 million in the fourth quarter of last year. Revenues decreased compared to the prior year due to lower activity levels, equipment utilization and pricing for our services. Operating loss for the quarter was $32.2 million compared to an operating loss of $57.4 million in the prior year. Net loss for the quarter was $21.1 million or $0.10 loss per share, compared to net loss of $37.9 million or $0.18 loss per share last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter was $15.7 million compared to EBITDA of $9.0 million in the prior year. 1

Cost of revenues during the fourth quarter of 2016 was $173.0 million, or 78.3 percent of revenues, compared to $217.4 million, or 81.1 percent of revenues, during the fourth quarter of last year.  Cost of revenues decreased due to lower activity levels. As a percentage of revenues, cost of revenues also decreased due to headcount reductions, raw materials cost declines, and other cost-cutting initiatives taken in response to the prolonged oilfield downturn.

Selling, general and administrative expenses were $35.8 million in the fourth quarter of 2016, compared to $36.6 million in the fourth quarter of 2015. As a percentage of revenues, these costs increased to 16.2 percent in the fourth quarter of 2016 compared to 13.7 percent in the fourth quarter of 2015, primarily due to revenue declines. Depreciation and amortization expenses decreased to $48.4 million during the quarter compared to $66.2 million in the fourth quarter of the prior year due to lower capital expenditures. RPC recorded a gain on disposition of assets of $4.0 million during the quarter resulting from the sale of operating equipment related to its oilfield pipe inspection service line. Interest expense during the fourth quarter of 2016 was $115 thousand, a significant decrease compared to $701 thousand in the fourth quarter of the prior year. Interest expense declined compared to the prior year because interest expense in the prior year included the accelerated amortization of loan fees associated with RPC’s voluntary reduction of its credit facility.

For the 12 months ended December 31, 2016, revenues decreased by 42.3 percent to $729.0 million compared to $1.3 billion last year. Net loss for the current year was $141.2 million, or $0.66 loss per share, compared to net loss of $99.6 million, or $0.47 loss per share last year.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

Fourth Quarter 2016 Earnings Release

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended December 31, 2016 increased by $45.1 million, or 25.6 percent, compared to third quarter of 2016. Revenues increased due to higher overall activity levels, increased service intensity, and a minimal amount of pricing improvement in RPC’s pressure pumping service line. Cost of revenues during the fourth quarter of 2016 increased by $26.4 million or 18.0 percent due to higher materials and supplies, maintenance and repair expenses and fuel costs resulting from higher activity levels. As a percentage of revenues, however, these costs decreased from 83.4 percent in the third quarter of 2016 to 78.3 percent in the fourth quarter due to efficiencies resulting from higher activity levels and modest improvement in pricing for our services. Selling, general and administrative expenses during the fourth quarter of 2016 were comparable to the third quarter of 2016. RPC’s operating loss during the fourth quarter of 2016 was $32.2 million, a decrease of 42.9 percent compared to the third quarter. Net loss decreased from $38.9 million in the third quarter of 2016 to $21.1 million in the fourth quarter of 2016. Loss per share for the fourth quarter decreased to $0.10 compared to a loss per share of $0.18 in the third quarter of 2016. For the first quarterly reporting period in 2016, RPC generated positive EBITDA of $15.7 million, compared to negative EBITDA of $4.4 million during the third quarter of 2016.

Management Commentary

“Industry activity continued to increase into the fourth quarter of 2016,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The average U.S. domestic rig count during the fourth quarter of 2016 was 589, a decrease of 21.8 percent compared to the same period in 2015, but a 21.9 percent increase compared to the third quarter of 2016. The average price of natural gas during the fourth quarter was $3.04 per Mcf, an increase of 46.9 percent compared to the prior year and a 5.6 percent sequential increase. The average price of oil during the fourth quarter was $49.25 per barrel, a 17.0 percent increase compared to the prior year and a 9.6 percent increase compared to the third quarter of 2016. In our service lines and geographic markets, revenues improved due to increasing activity levels as well as advanced preparation of a portion of our equipment fleets, crews and logistical processes which were required to provide services to our customers. Competitor attrition and an improved market position also contributed to our ability to gain work at higher pricing and improved profitability. We have maintained a debt-free balance sheet throughout 2016, and at the end of the year our balance sheet reflected $131.8 million in cash. We invested $9.0 million in capital expenditures to maintain our equipment during the fourth quarter, and we continue to project minimal capital expenditures during the near term,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control and fishing tool operations.

Fourth Quarter 2016 Earnings Release

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services, and oilfield training services.

Technical Services revenues decreased by 16.2 percent for the quarter compared to the prior year, due to lower activity levels and pricing as compared to the prior year, particularly within our pressure pumping service line, which is the largest service line within Technical Services. Support Services revenues decreased by 37.0 percent during the quarter compared to the prior year due principally to lower pricing and activity levels in the majority of the service lines which comprise this segment. Both Technical and Support Services continue to report operating losses due to low levels of revenues, partially offset by cost control efforts undertaken throughout the company and lower depreciation and amortization expenses.

(in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Revenues:
Technical Services	$209,634	$250,048	$679,654	$1,175,293
Support Services	11,363	18,038	49,320	88,547
Total revenues	$220,997	$268,086	$728,974	$1,263,840
Operating loss:
Technical Services	$(26,223)	$(45,351)	$(203,804)	$(132,982)
Support Services	(6,681)	(2,962)	(26,021)	(2,363)
Corporate expenses	(3,313)	(3,790)	(17,037)	(14,515)
Gain (loss) on disposition of assets, net	4,001	(5,302)	7,920	(6,417)
Total operating loss	$(32,216)	$(57,405)	$(238,942)	$(156,277)
Interest expense	(115)	(701)	(681)	(2,032)
Interest income	171	63	467	83
Other (expense) income, net	(478)	253	(204)	5,185

Loss before income taxes	$(32,638)	$(57,790)	$(239,360)	$(153,041)

RPC, Inc. will hold a conference call today, January 25, 2017 at 9:00 a.m. ET to discuss the results for the fourth quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (888) 254-2821 or (913) 312-1500 and using the access code #5742438. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Fourth Quarter 2016 Earnings Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, our projection of minimal capital expenditures during the near term. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2015.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

Fourth Quarter 2016 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended, (Unaudited)	Three Months Ended			Twelve Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015	2016	2015
REVENUES	$220,997	$175,884	$268,086	$728,974	$1,263,840
COSTS AND EXPENSES:
Cost of revenues	173,020	146,615	217,442	607,888	986,144
Selling, general and administrative expenses	35,827	34,859	36,594	150,690	156,579
Depreciation and amortization	48,367	51,975	66,153	217,258	270,977
(Gain) loss on disposition of assets, net	(4,001)	(1,148)	5,302	(7,920)	6,417
Operating loss	(32,216)	(56,417)	(57,405)	(238,942)	(156,277)
Interest expense	(115)	(115)	(701)	(681)	(2,032)
Interest income	171	169	63	467	83
Other (expense) income, net	(478)	86	253	(204)	5,185
Loss before income taxes	(32,638)	(56,277)	(57,790)	(239,360)	(153,041)
Income tax benefit	(11,531)	(17,335)	(19,909)	(98,114)	(53,480)
NET LOSS	$(21,107)	$(38,942)	$(37,881)	$(141,246)	$(99,561)

LOSS PER SHARE
Basic	$(0.10)	$(0.18)	$(0.18)	$(0.66)	$(0.47)
Diluted	$(0.10)	$(0.18)	$(0.18)	$(0.66)	$(0.47)

AVERAGE SHARES OUTSTANDING
Basic	214,270	214,266	213,679	214,227	213,632
Diluted	214,270	214,266	213,679	214,227	213,632

Fourth Quarter 2016 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At December 31, (Unaudited)	(In thousands)
	2016	2015
ASSETS
Cash and cash equivalents	$131,835	$65,196
Accounts receivable, net	169,166	232,187
Inventories	108,316	128,441
Income taxes receivable	57,174	51,392
Prepaid expenses	6,718	8,961
Other current assets	5,848	6,031
Total current assets	479,057	492,208
Property, plant and equipment, net	497,986	688,335
Goodwill	32,150	32,150
Other assets	26,259	24,401
Total assets	$1,035,452	$1,237,094

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$70,536	$75,811
Accrued payroll and related expenses	12,130	16,654
Accrued insurance expenses	4,099	4,296
Accrued state, local and other taxes	3,094	2,838
Income taxes payable	4,929	7,639
Other accrued expenses	6,680	226
Total current liabilities	101,468	107,464
Long-term accrued insurance expenses	9,537	11,348
Long-term pension liabilities	32,864	33,009
Other long-term liabilities	3,318	17,497
Deferred income taxes	81,466	115,495
Total liabilities	228,653	284,813
Common stock	21,749	21,699
Capital in excess of par value	-	-
Retained earnings	803,152	948,551
Accumulated other comprehensive loss	(18,102)	(17,969)
Total stockholders' equity	806,799	952,281
Total liabilities and stockholders' equity	$1,035,452	$1,237,094

Fourth Quarter 2016 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with U.S. GAAP. RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended, (Unaudited)	Three Months Ended			Twelve Months Ended
(in thousands except per share data)	December 31, 2016	September 30, 2016	December 31, 2015	2016	2015

Reconciliation of Net Loss to EBITDA
Net Loss	$(21,107)	$(38,942)	$(37,881)	$(141,246)	$(99,561)
Add:
Income tax benefit	(11,531)	(17,335)	(19,909)	(98,114)	(53,480)
Interest expense	115	115	701	681	2,032
Depreciation and amortization	48,367	51,975	66,153	217,258	270,977
Less:
Interest income	171	169	63	467	83
EBITDA	$15,673	$(4,356)	$9,001	$(21,888)	$119,885